                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CROSS-CONTINEND AUTO RETAILERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                      CROSS-CONTINENT AUTO RETAILERS, INC.
                            1201 SOUTH TAYLOR STREET
                             AMARILLO, TEXAS 79101

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Cross-Continent Auto Retailers, Inc. (the "Company") will be held on Tuesday, May 12, 1998, at 2:00 p.m., local time, at the Ambassador Hotel, San Jacinto Room, 3100 I-40 West, Amarillo, Texas 79109, for the following purposes:

    (1) To elect one (1) member of the Company's Board of Directors in Class II, to serve for a three-year term expiring in 2001 and until his successor is elected and qualified; and

    (2) To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the Annual Meeting.

                                          By order of the Board of Directors

                                          R. Wayne Moore

                                          SECRETARY

Amarillo, Texas
March 31, 1998

                             YOUR VOTE IS IMPORTANT

    TO ENSURE THAT YOUR INTERESTS WILL BE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                      CROSS-CONTINENT AUTO RETAILERS, INC.
                            1201 SOUTH TAYLOR STREET
                             AMARILLO, TEXAS 79101

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1998

                            ------------------------

    This Proxy Statement and the enclosed proxy are furnished to stockholders of Cross-Continent Auto Retailers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 12, 1998, at 2:00 p.m., local time, at the Ambassador Hotel, San Jacinto Room, 3100 I-40 West, Amarillo, Texas 79109, and at any adjournment or postponement thereof. This Proxy Statement and the related form of proxy are first being mailed to stockholders on or about March 31, 1998.

    At the Annual Meeting, action will be taken (a) to elect one (1) member of the Board of Directors in Class II to serve for a three-year term expiring in 2001 and until his successor is elected and qualified, and (b) to consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

    If the enclosed proxy is properly executed and returned, and if a stockholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted (or withheld from voting) in accordance with such stockholder's choice. If the proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of the nominee for Director listed herein.

    As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxies in accordance with their judgment.

    Any proxy executed and returned by a stockholder may be revoked by such stockholder, at any time prior to its being voted, by filing with the Secretary of the Company at its address set forth above, a written notice of revocation or a duly executed proxy bearing a later date. Any proxy also may be revoked by the stockholder's attendance at the Annual Meeting and voting in person. A notice of revocation need not be on any specific form.

                     RECORD DATE AND VOTING AT THE MEETING

    The Board of Directors has fixed the close of business on March 31, 1998 as the record date (the "Record Date") for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were outstanding 13,573,908 shares of Common Stock. Each stockholder of record on the Record Date is entitled to one vote for each share of Common Stock held. No other voting securities of the Company were outstanding on the Record Date. Stockholders are not entitled to cumulate their votes.

    Votes cast by proxy or in person at the Annual Meeting will be counted by a person appointed by the Company to act as inspector for the Annual Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

    The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that each nominee for Director must receive the affirmative vote of the holders of a majority of all votes cast at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

    Pursuant to the Certificate, the Board of Directors is divided into three classes, with each class serving a three-year term and one class being elected at each annual meeting of stockholders. One of the present Directors whose term will expire at the Annual Meeting resigned, effective as of March 31, 1998, from his positions as an officer and Director of the Company. Pursuant to Section 2.1 of the Company's Amended and Restated Bylaws, the Board of Directors has taken action to reduce the size of the Board of Directors to five (5) members. The other Director whose term expires at the Annual Meeting is being nominated for re-election to the Board of Directors to serve until the 2001 Annual Meeting of Stockholders or until his successor is elected and qualified. The remaining four Directors will continue to serve on the Board of Directors until their respective terms expire as indicated below under the caption "Directors Whose Terms Will Continue After the Annual Meeting," and until their successors are elected and qualified.

    John H. Marmaduke is the Director whose term is expiring and who has been nominated by the Board of Directors for re-election to the Board of Directors to serve a three-year term expiring at the 2001 Annual Meeting of Stockholders. Unless such authority is withheld, it is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the Class II Director nominee. If a stockholder who executes and returns a proxy fails to designate a vote for the Class II Director nominee, the person acting under the proxy will vote such stockholder's shares for the election of the Class II Director nominee.

    The Board of Directors has no reason to believe that the Class II Director nominee will be unavailable or unwilling to serve if elected, and the Class II Director nominee has expressed an intention to serve the entire term for which election is sought. However, if for any reason the Class II Director nominee should become unavailable for election or decline to serve, the persons named in the proxy will (i) vote on such substitute nominees, (ii) vote to allow the vacancy created thereby to remain open until filled by the Board of Directors or
(iii) vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than one Class II director. The Certificate requires the affirmative vote of the holders of a majority of all votes cast at the Annual Meeting.

NOMINEE FOR ELECTION TO THE BOARD

    John H. Marmaduke, age 50, has been a Director of the Company since November 1996. Since 1976, Mr. Marmaduke has served as President and Chief Executive Officer of Hastings Entertainment, Inc., which owns a chain of 117 stores selling books, music, and videos.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

    To be elected a Director, the nominee must receive the affirmative vote of the holders of a majority of all votes cast at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE CLASS II DIRECTOR NOMINEE.

DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                                                                  TERM TO
NAME                    AGE                           POSITIONS HELD                          DIRECTOR SINCE      EXPIRE
------------------      ---      ---------------------------------------------------------  ------------------  -----------
Bill A. Gilliland           60   Chairman of the Board, Chief Executive Officer, Director   May 1996                  1999

Robert W. Hall              40   Senior Vice Chairman, Director                             May 1996                  2000

John W. Gaines              37   Vice President-Finance, Treasurer, Director                November 1996             2000

Robert F. Green             55   Director                                                   November 1996             1999

    Bill A. Gilliland, age 60, has been the Chairman and Chief Executive Officer and a Director of the Company since its formation. Since 1987, Mr. Gilliland has been the Managing Partner of Gilliland Group Family Partnership ("GGFP"), which prior to June 1996 owned a majority interest in the Company's dealerships. Mr. Gilliland currently is, and since their acquisition by GGFP has been, a director and the president of each of the Company's dealerships.

    Robert W. Hall, age 40, has been the Senior Vice Chairman and a Director of the Company since the Company's formation. Until June 1997, Mr. Hall was a director and the treasurer of each of the dealerships. Since June 1997, Mr. Hall has been a director and vice-president of each of the dealerships. Since 1988, Mr. Hall has been a partner of GGFP. Mr. Hall is the son-in-law of Bill A. Gilliland, the Chairman and Chief Executive Officer and a Director of the Company.

    John W. Gaines, age 37, has been the Vice President-Finance of the Company since June 1996, and Treasurer of the Company since May 1997. Effective as of April 1, 1998, Mr. Gaines will be the Chief Financial Officer of the Company. He has been Treasurer of each of the Company's dealerships since June 1997. From February 1992 to June 1996, Mr. Gaines was employed by GGFP as the coordinator of projects and systems for the Company's dealerships. Mr. Gaines was the Controller for Amarillo National Bank in Amarillo, Texas, from 1983 to 1992.

    Robert F. Green, age 55, has been a Director of the Company since November 1996. Mr. Green is a private investor and retired commercial banker. From 1978 until his retirement in 1991, Mr. Green served as Senior Vice President for Amarillo National Bank, Amarillo, Texas.

FAMILY RELATIONSHIPS; AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

    Bill A. Gilliland is the Chairman and Chief Executive Officer and a Director of the Company. Robert W. Hall, Senior Vice Chairman and a Director of the Company, is married to Mr. Gilliland's daughter. No arrangement or understanding exists between any Director or executive officer or any other person pursuant to which any Director or executive officer was selected as a Director or executive officer of the Company. All executive officers are elected annually by, and serve at the discretion of, the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee.

    The Compensation Committee currently consists of Bill A. Gilliland, Robert
W. Hall, Robert F. Green and John H. Marmaduke. The Compensation Committee is responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by the Board of the Directors.

    The Audit Committee currently consists of Mr. Green and Mr. Marmaduke. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee is also responsible for submitting recommendations to the Board of Directors regarding the Company's internal accounting controls. The Audit Committee may exercise such additional authority as may be prescribed from time to time by the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During 1997, there were 10 meetings of the Board of Directors, 4 meetings of the Audit Committee and 2 meetings of the Compensation Committee. No incumbent Director attended fewer than 75% of all meetings of the Board of Directors and the committees on which such Director served during such period. In addition, the Board of Directors took action on certain occasions by unanimous written consent.

COMPENSATION OF DIRECTORS

    The Company pays each of its non-employee Directors an annual retainer of $10,000 and a fee of $1,000 for each regularly scheduled meeting of the Board of Directors personally attended. The Company issues options to purchase 5,000 shares of Common Stock to each non-employee Director who attends, either in person or by telephone, all four regularly scheduled Board meetings during each year. The Company also reimburses each Director for out-of-pocket expenses incurred in attending meetings of the Board of Directors or a committee.

                               EXECUTIVE OFFICERS

    The executive officers of the Company serve at the discretion of the Board of Directors and are chosen annually by the Board of Directors at its first meeting following the annual meeting of stockholders.

    The following are other executive officers of the Company not named elsewhere in this Proxy Statement, together with their ages, all positions held by them and a description of their business experience during at least the past five years.

    James H. Holman, age 47, has been the Vice President--City Manager of the Company and Vice President of its Texas-based dealerships since August 1997. Mr. Holman was city manager of the Company's Oklahoma dealerships from May 1996 to November 1996, and of its Texas dealerships from March 1997 to the present. During the period from February 1992 to May 1996, he was the general manager or sales manager of several of the Company's Texas dealerships.

    R. Wayne Moore, age 47, has been General Counsel of the Company since February 1997, and Secretary of the Company and all of its subsidiaries since April 1997. From 1982 to 1992, Mr. Moore was an associate and partner in the Gibson, Ochsner & Adkins law firm in Amarillo, Texas. From 1992 to February 1997, Mr. Moore was a partner in the Sprouse, Mozola, Smith & Rowley law firm in Amarillo, Texas.

    R. Douglas Spedding, age 63, has been the Vice President--Regional Manager of the Company and Vice President of the Company's Oklahoma, Colorado, and Nevada dealerships since August 1997. Mr. Spedding was President and majority owner of two dealerships prior to the purchase by the Company of both such dealerships. He has been since 1989 the President and owner of Automotive Assistance Corporation, a service contract and credit life insurance company, and of RDS, Inc., a real estate and management company, since 1975.

    Charles D. Winton, age 35, has been a Vice President of the Company since its formation and its Chief Accounting Officer from April 1997 to the present. He was Chief Financial Officer of the Company and Secretary of the Company and its Texas dealerships from June 1995 to March 1997. From 1993 to June 1995, Mr. Winton was Vice President of Accounting and Taxes for Sims-Plummer Financial Services.

From 1990 to 1993, Mr. Winton was a supervisor with George B. Jones & Company, an accounting firm serving franchised automobile dealers.

                         COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE OFFICER COMPENSATION

OBJECTIVES AND COMPENSATION PHILOSOPHY

    During 1997, the Compensation Committee was responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Compensation Committee's overall executive compensation policy was to offer the Company's senior management and other key officers competitive compensation based upon personal performance, the performance of the Company and the individual's contribution to that performance, with the goal of attracting, motivating and retaining qualified executives integral to the overall success of the Company. The key elements of executive compensation in 1997 were base salary, annual incentives and long-term incentives in the form of stock options.

    BASE SALARY. The base salary for each executive officer was based primarily on personal performance and the salary levels in effect for comparable positions with the Company's principal competitors. The Company used no set formula in making these determinations and may afford different weight to different factors from time to time for each executive officer. The Compensation Committee established the 1997 base salary for the Company's executive officers.

    ANNUAL INCENTIVES. Although the Company does not have a formal bonus plan, the Compensation Committee determines incentive awards for executive officers from time to time based on individual performance and Company performance.

    STOCK-BASED INCENTIVE COMPENSATION. Stock options are considered long-term incentives and are designed to align the interests of the Company's executive officers with those of the stockholders. Typically, each grant of stock options under the Company's 1996 Amended and Restated Stock Option Plan (the "Stock Option Plan") allows the grantee to acquire shares of Common Stock at a fixed price over a period of time. In many cases, the option vests in periodic installments subject to the continued employment of the executive. Accordingly, the option provides value to the executive only if the value of the Common Stock increases over time and, in many cases, only if the executive remains in the Company's employ.

DEDUCTIBILITY OF COMPENSATION

    The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and other Named Executive Officers (as hereafter defined). It is the policy of the Company to attempt to have its executive compensation plans treated as tax deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of that compensation plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The base salary of Bill A. Gilliland, the Company's Chairman and Chief Executive Officer, was $300,000 during 1997. Mr. Gilliland's base salary was based on a comparison to the compensation of officers in similar positions at the Company's principal competitors, taking into consideration the Company's performance, the accomplishment by Mr. Gilliland of the Company's goals and objectives and his overall contribution to the Company. During a portion of 1997, Mr. Gilliland agreed to take a reduction in his base salary and, in lieu thereof, to receive options to purchase 27,907 shares of Common Stock at an exercise price of $8.0625 per share (the market price of the Common Stock on the date of the grant). The Company advanced to Mr. Gilliland $51,580.26, which is to be repaid to the Company by no later than

February, 1999. In addition, in August, 1997, Mr. Gilliland was granted an option to acquire 100,000 shares of Common Stock at an exercise price of $8.00.

    The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

    The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee.

                               Bill A. Gilliland

                               Robert W. Hall

                               Robert F. Green

                               John H. Marmaduke

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation for the years ended December 31, 1997 and 1996 awarded to or earned by (i) each person serving as chief executive officer of the Company at any time during such periods, and (ii) certain other executive officers of the Company whose salary and bonus exceeded $100,000 for services rendered in all capacities (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                                                SECURITIES
                                                                                                UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR       SALARY     BONUS(2)   OTHER(3)     OPTIONS
------------------------------------------------  ---------  ----------  ----------  ---------  -----------
Bill A. Gilliland ..............................       1997  $  225,000                            127,907(6)
  Chairman and Chief Executive Officer                 1996  $  150,000                             --

Robert W. Hall .................................       1997  $  180,000                             72,326(6)
  Senior Vice Chairman                                 1996  $  120,000                             --

R. Douglas Spedding ............................       1997  $  250,000  $  124,144                 46,512(6)(7)
  Vice President--Regional Manager                     1996      --          --                     --

James F. Purser ................................       1997  $  137,080              $  20,760      71,860(6)
  Chief Financial Officer(4)                           1996      --                     --          --

James H. Holman ................................       1997  $   36,000  $  100,946  $   5,766      55,356(6)(8)
  Vice President--City Manager                         1996  $   76,000  $  164,129     --          --

Thomas A. Corchado .............................       1997  $   60,000  $  140,087  $   6,261      27,520(6)
  (Former) Vice President--Fixed Operations(5)         1996  $   62,849  $  140,304  $   5,628      --

------------------------

(1) The Company has no long-term incentive compensation plans other than the Stock Option Plan. A total of 1,065,479 options were granted under the Stock Option Plan in 1997.

(2) The Company has no formal bonus plan and does not provide for deferred awards. The Company may pay bonuses based on individual and Company performance.

(3) The aggregate amount of Other Annual Compensation for each named executive officer did not equal or exceed the lesser of $50,000 or 10% of such individual's base salary and bonus for the year ended December 31, 1997.

(4) Mr. Purser's employment with the Company was terminated to be effective as of March 31, 1998.

(5) Mr. Corchado's employment with the Company was terminated on December 22, 1997.

(6) During a portion of 1997, each of the Named Executive Officers (and certain other officers and key employees) agreed to a reduction in his base salary or bonus and, in lieu thereof, to receive options to purchase Common Stock at an exercise price of $8.0625 per share (the market price of the Common Stock on the date of grant). All of the options were fully vested when granted. The Company granted an aggregate of 492,214 options to purchase Common Stock in lieu of base salary or bonuses for that period. In addition, the Company advanced to the Named Executive Officers (and certain other officers and key employees) an aggregate of approximately $821,000, which is to be repaid to the Company by no later than February 1999. The following Named Executive Officers were granted an option to acquire the number of shares set forth opposite their name in lieu of base salary or bonus:

a)         Bill A. Gilliland                                         27,907

b)         Robert W. Hall                                            22,326

c)         R. Douglas Spedding                                       46,512

d)         James F. Purser                                           21,860

e)         James H. Holman                                           29,178

f)         Thomas A. Corchado                                        27,520

(7) Pursuant to the terms of Mr. Spedding's employment agreement with the Company, Mr. Spedding will be granted that number of options to purchase Common Stock equal to 2% of the Company's net earnings (as defined in the employment agreement) for the fiscal year ended December 31, 1997. The number of options to be granted pursuant to this provision of Mr. Spedding's employment agreement has not yet been finally determined.

(8) Pursuant to the terms of Mr. Holman's employment contract with Westgate Chevrolet, Inc. ("Westgate"), a wholly-owned subsidiary of the Company, Mr. Holman will be granted that number of options to purchase Common Stock equal to 4% of the net profit of Westgate, divided by the price of the Common Stock on the last trading day of 1997 (according to the closing price as published in the Wall Street Journal), and multiplied by 2. The number of options to be granted pursuant to this provision of Mr. Holman's employment contract has not yet been finally determined.

STOCK OPTION PLAN

    The Company has no long-term incentive compensation plan other than the Stock Option Plan, which was adopted by the Board of Directors and the Company's stockholders in September 1996 and amended and restated in September 1996 and further amended in December 1996 by the Board of Directors.

    The purpose of the Stock Option Plan is to attract and retain employees (including officers), directors and independent consultants of the Company (for purposes of this description of the Stock Option Plan, the "Company" includes subsidiaries and certain affiliates of the Company) and provide such individuals with additional incentives by increasing their equity ownership in the Company. The Company has reserved an aggregate of 1,380,000 shares of Common Stock for issuance under the Stock Option Plan. As of December 31, 1997, options to purchase up to 1,195,565 shares had been granted under the Stock Option Plan, of which options for 1,019,399 shares are still outstanding.

    Options granted under the Stock Option Plan are intended to qualify either as incentive stock options under Section 422 of the Code or be nonqualified. The Stock Option Plan is intended to satisfy the conditions of Rule 16b-3 under the Exchange Act.

OPTION GRANTS

    The following table sets forth certain information relating to stock option grants to the Named Executive Officers during the year ended December 31, 1997. Unless otherwise indicated, all options were granted under the Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL NET REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                        NUMBER OF      % OF TOTAL                                      ANNUAL STOCK PRICE
                                       SECURITIES        OPTIONS                                  APPRECIATION FOR OPTION TERM
                                       UNDERLYING      GRANTED TO     EXERCISE     EXPIRATION   --------------------------------
NAME                                 OPTIONS GRANTED    EMPLOYEES       PRICE         DATE        0%($)      5%($)      10%($)
-----------------------------------  ---------------  -------------  -----------  ------------  ---------  ---------  ----------

Bill A. Gilliland..................       100,000            9.39         8.0000    08/20/2007          0    503,116   1,274,994

                                           27,907            2.62         8.0625    08/01/2007          0    141,501     358,592

Robert W. Hall.....................        50,000            4.69         8.0000    08/20/2007          0    251,558     637,497

                                           22,326            2.10         8.0625    08/01/2007          0    113,203     286,879

R. Douglas Spedding................        46,512            4.37         8.0625    08/20/2007          0    350,927     889,317

James F. Purser....................        25,000            2.35         0.0100    03/10/2007    468,500    763,294   1,215,567

                                           46,860            4.40         8.0625    08/01/2007          0    237,602     602,130

James H. Holman....................        55,356            5.20         8.0625    08/01/2007          0    280,681     711,300

Thomas A. Corchado.................        27,520            2.58         8.0625    08/10/2007          0    139,539     353,620

STOCK OPTION EXERCISES AND YEAR-END STOCK OPTION VALUES

    The following table sets forth certain information with respect to the value of unexercised options held by the Named Executive Officers at December 31, 1997. No stock options were exercised by any of the Named Executive Officers during 1997.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-TH-MONEY OPTIONS
                                                           OPTIONS AT FISCAL YEAR END      AT FISCAL YEAR END
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------

Bill A. Gilliland........................................     127,907             0    $  38,226.75  $           0

Robert W. Hall...........................................      72,326             0       21,206.50              0

R. Douglas Spedding......................................      69,210             0       17,302.50              0

James F. Purser..........................................      26,860        45,000        6,715.00     212,562.50

James H. Holman..........................................      34,571        20,785        8,642.75       5,196.25

Thomas A. Corchado.......................................      27,520             0        6,880.00              0

REPORT ON OPTION REPRICING

    The Company believes that the granting of stock options to employees has provided a significant incentive to the Company's employees to align their interests with those of the Company's stockholders. Many of the Company's employees have received options in the past. On August 1, 1997, when the fair market value of the Common Stock was $8.0625 per share, the Board reviewed the Company's outstanding options and determined that certain current employees of the Company had options to purchase 169,038 shares of Common Stock at exercise prices significantly above the current market price of the Common Stock (the "Old Options").

    The Board believed that because of the significant decrease in the price of the Common Stock from the time of the granting of the Old Options, it was unlikely that the Old Options would provide significant incentive for employees, particularly in the short term. Accordingly, on August 4, 1997, the Company notified each of the holders of the Old Options that they had the opportunity to cancel their Old Options in exchange for the same number of options at the current market value (the "New Options"). Of the 169,038 Old Options, holders of 169,038 Old Options cancelled and were issued the same number of New Options. The Board believed it was in the best interests of the Company to cancel the Old Options and to issue the New Options because the granting of the New Options would provide an additional incentive for employees and would result in increased stockholder value.

    The following table presents information on the repricing of stock options of executive officers employed by the Company during the period the Company has been publicly listed.

                         10-YEAR OPTION/SAR REPRICINGS

                                                                                 EXERCISE
                                                      NUMBER OF   MARKET PRICE   PRICE AT      NEW      LENGTH OF ORIGINAL
                                                       OPTIONS     AT TIME OF    TIME OF    EXERCISE   OPTION TERM REMAINING
NAME                                        DATE      REPRICED     REPRICING    REPRICING     PRICE    AT DATE OF REPRICING
----------------------------------------  ---------  -----------  ------------  ----------  ---------  ---------------------
James F. Purser.........................     8-1-97      25,000    $   8.0625   $  18.0000  $  8.0625  9 years, 7 months
James H. Holman.........................     8-1-97       1,178    $   8.0625   $  18.0000  $  8.0625  9 years, 6 months
John W. Gaines..........................     8-1-97      50,000    $   8.0625   $  19.2500  $  8.0625  9 years, 4 months
Charles D. Winton.......................     8-1-97      50,000    $   8.0625   $  19.2500  $  8.0625  9 years, 4 months
R. Wayne Moore..........................     8-1-97      15,000    $   8.0625   $  18.0000  $  8.0625  9 years, 6 months

    The foregoing report on option repricing has been submitted by the undersigned in our capacity as members of the Compensation Committee.

                                          Bill A. Gilliland
                                          Robert W. Hall
                                          Robert F. Green
                                          John H. Marmaduke

EMPLOYMENT AGREEMENTS

    James F. Purser resigned as the Chief Financial Officer and a Director of the Company, to be effective as of March 31, 1998. Pursuant to the terms of a settlement agreement to be entered into between the Company and Mr. Purser, the Company will pay to Mr. Purser an aggregate of $469,500 (less $37,950 representing the amount owed to the Company by Mr. Purser) which is an amount equal to two year's salary under Mr. Purser's employment agreement. Mr. Purser will enter into a two year consulting agreement with the Company pursuant to which he will provide such consulting services as the Company may reasonably request, provided that Mr. Purser is not obligated to perform more than 400 hours of consulting services during either year of the consulting agreement. If Mr. Purser fails to perform any consulting services that are reasonably requested for any reason other than death, disability or mental incompetence, Mr. Purser will be obligated to repay to the Company an amount equal to $540 for each hour Mr. Purser fails to perform. Mr. Purser will be reimbursed all reasonable out-of-pocket expenses he incurs in performing the consulting services for the Company. Mr. Purser and the Company will execute a mutual release of all claims through March 31, 1998. An option to purchase 25,000 shares of Common Stock at an exercise price of $.01 per share that was granted to Mr. Purser pursuant to his employment agreement will be cancelled. Mr. Purser will receive a cash payment of $175,000 in consideration of the cancellation of this option. An option to purchase 25,000 shares of Common Stock at an exercise price of $18.00 per share (this option was repriced on August 1, 1997 and the exercise price is now $8.0625) will immediately vest and become fully exercisable.

    Effective April 1, 1997, the Company entered into an employment agreement with R. Douglas Spedding pursuant to which Mr. Spedding will be employed by the Company until April 1, 2000, subject to early termination by the Company for "cause," as defined in the agreement. Mr. Spedding will receive an annual salary of $500,000 under the agreement, plus bonus compensation equal to 2% of the Company's net earnings for each calendar quarter. Mr. Spedding will further receive stock options equal to 2% of the Company's net earnings each year during the term of the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Gilliland, a member of the Compensation Committee, is the Company's Chairman and Chief Executive Officer, a position he held during all of 1997 and 1996. Mr. Hall, a member of the Compensation Committee, is the Senior Vice Chairman of the Company, a position he held during all of 1997 and 1996. For a description of certain material transactions involving Messrs. Gilliland, Hall and the Company, see "Certain Relationships and Related Transactions."

                               PERFORMANCE GRAPH

    Set forth below is a line graph comparing the percentage change in the cumulative return to the stockholders of the Company's Common Stock, based on an investment of $100, with the cumulative return of the Standard and Poor's 500 Composite Stock Index and an industry peer group for the period commencing after the close of the market on September 24, 1996 (the date of the Initial Public Offering) and ending on December 31, 1997. Returns for the indices are weighted based on market capitalization. The industry peer group, selected by the Company in good faith, is comprised of Lithia Motors, Inc. (Class A Common Stock), Rush Enterprises, Inc., Ugly Duckling Corporation, United Auto Group, Inc., Circuit City Stores Carmax Group, Group 1 Automotive, Inc., Republic Industries, Inc., and Sonic Automotive, Inc. (Class A Common Stock).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                        CROSS CONTINENT

                            AUTO RETAILERS     S&P 500 INDEX       PEER GROUP
Base Period Dec 92                 $100.00           $100.00          $100.00
Dec-96                             $104.38           $108.60          $112.25
Dec-97                             $ 41.56           $144.84          $ 83.14

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company from time to time used an airplane that was beneficially owned by Bill Gilliland and Robert W. Hall, Chairman and Senior Vice Chairman, respectively. The Company paid the owners $20,000 per month for fixed costs, $500 per hour for operating expenses and actual fuel cost when the airplane was used by the Company. During 1997, 1996 and 1995 the Company paid the owners an aggregate of $502,000, $175,000 and $199,000 respectively under the current and similar arrangements. In the fourth quarter of 1997, this agreement was amended due to a change in equipment. The new owner is Bill Gilliland. The agreement provides for the Company to pay the owner $20,000 per month for fixed cost, $800 per hour for operating expenses and actual fuel cost when the airplane is used by the Company. No payments were made under the new arrangement in 1997. The Company believes that these fees are no less favorable to the Company than could be obtained in an arm's length transaction between unrelated parties. The Company anticipates that as it pursues its acquisition strategy, its use of this airplane will increase and its costs associated with the plan will correspondingly increase.

    During 1997, the Company provided certain services, primarily payroll related, to GGFP. GGFP reimbursed the Company approximately $351,000 for these services. The Company no longer provides these services to GGFP.

    As with other franchised dealerships, the Company is entitled to deposit funds in an account with General Motors Acceptance Corporation (the "GMAC Deposit Account") in an amount up to 75% of the amount of inventory financed by GMAC. These funds so deposited earn interest at a rate equal to the rate charged under the GMAC floor plan. Historically, the Company has permitted its employees (including its principal stockholders and Named Executive Officers) to advance funds to the Company for the purpose of investing in the GMAC Deposit Account. The Company has acted only as an intermediary in this process. At December 31, 1997, funds advanced and outstanding from the Company's principal stockholders and Named Executive Officers aggregated $2,843,000. The amount of interest accrued pursuant to these arrangements during 1997 totaled $259,000.

    GGFP leases to the Company its corporate offices, which were expanded in 1997, for an annual rent of $123,000 under a five year lease extending through June 2001.

    GGFP was the contracting agent for the construction of certain facilities for the Company during 1997. The total cost of the facilities approximated $448,000. Such amount included approximately $106,000 as payment to GGFP for architectural and construction management fees.

    In 1997, the Company acquired Toyota West Sales & Service, Inc. ("Toyota West") from R. Douglas Spedding and Douglas Toyota, Inc. ("Douglas Toyota") from RDS, Inc., a corporation owned by Mr. Spedding, for a total purchase price of $40.7 million. In connection with the acquisition of Toyota West and Douglas Toyota, the Company purchased a tract of land from Mr. Spedding and a tract of land from RDS, Inc. in exchange for a total of $7.5 million in seller-financed notes. The principal amount, together with interest at the prime rate, matures in October, 1998. The tracts of land will be used to relocate the Las Vegas, Nevada and Denver, Colorado dealerships to newly constructed facilities. In connection with interim financing on construction projects at the two new locations, the Company entered into an Interim Construction and Master Loan Agreement (the "Loan Agreement") with Mr. Spedding. The Loan Agreement provides interim financing of $7.4 million at an interest rate of prime plus 1% for construction of new automobile dealership facilities in Las Vegas, Nevada and Denver, Colorado. At December 31, 1997, the amount outstanding pursuant to the Loan Agreement approximated $4,807,000 and had an interest rate of 9.5%. Total interest paid during 1997 to Mr. Spedding and his affiliates was approximately $204,000.

    In connection with the acquisition of Toyota West and Douglas Toyota, Mr. Spedding agreed to reimburse the Company for the cost of repair work for customers who had purchased an extended warranty from Toyota West or Douglas Toyota prior to the acquisition. In 1997, Mr. Spedding reimbursed the Company $446,000 for the cost of such repair work. The Company also agreed to reimburse Mr. Spedding for his office facilities in Denver, Colorado until he is relocated to the new facility under construction in Denver, Colorado. The Company reimbursed Mr. Spedding $155,000 in 1997 for such office cost.

    Effective July 1, 1997, the Company sold 100% of the stock of Performance Dodge, Inc. and Performance Nissan, Inc. to Benji Investments, Ltd., a Texas limited partnership controlled by Emmett M. Rice, Jr., the former Chief Operating Officer and director of the Company. The Company received 760,000 shares of Common Stock valued at a total of $8.7 million. The Company recorded a loss on the disposition in the amount of $347,000. The Company retained ownership of the Performance Dodge, Inc. facilities and the related mortgage, and leases such facilities to Performance Dodge, Inc. The term of the lease is fifteen years with annual rental of approximately $253,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table describes the beneficial ownership of the outstanding Common Stock as of March 31, 1998 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and Named Executive Officers and (iii) all directors and executive officers as a group:

                                                                                        NUMBER OF SHARES
                                                                                          BENEFICIALLY     PERCENT OF
BENEFICIAL OWNER(1)                                                                         OWNED(2)          TOTAL
--------------------------------------------------------------------------------------  -----------------  -----------
Bill A. Gilliland(3)(4)(5)............................................................       6,771,876          49.42
Robert W. Hall(6)(7)(8)...............................................................       1,693,681          12.41
R. Douglas Spedding(9)................................................................         326,232           2.40
James F. Purser(10)...................................................................          31,985           0.24
James H. Holman(11)...................................................................          36,571           0.27
Thomas A. Corchado(12)................................................................          27,520           0.20
John W. Gaines(13)....................................................................          21,263           0.16
Robert F. Green(14)(15)...............................................................         252,455           1.86
John H. Marmaduke(16)(17).............................................................          38,900           0.29
The Equitable Companies, Incorporated(18) ............................................       1,098,600           8.09
  1290 Avenue of the Americas
  New York, New York 10104
Heartland Advisors, Inc.(18) .........................................................         690,600           5.09
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
All executive officers and directors as a group (11
  persons)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)...........................       9,239,499          65.94

------------------------

(1) Unless otherwise indicated in the table above, the address for each beneficial owner is in care of the Company, 1201 South Taylor Street, Amarillo, Texas 79101.

(2) Except as indicated in the footnotes to this table, to the knowledge of the Company, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable state law.

(3) Of these shares, 1,634,375 are owned of record by Xaris, Ltd., a Texas limited partnership. Pursuant to the terms of an agreement among Mr. Gilliland, Lori D'Atri (Mr. Gilliland's daughter) and Mr. Hall and his wife, Robin W. Hall, Mr. Gilliland controls Xaris Management Co., the general partner of Xaris, Ltd. Mr. Gilliland disclaims beneficial ownership of these shares.

(4) Includes 127,907 shares of Common Stock issuable upon the exercise of options granted to Mr. Gilliland under the Stock Option Plan, 100,000 of which are at an exercise price of $8.00 and 27,907 of which are at an exercise price of $8.0625, all of which options are currently exercisable.

(5) Includes 47,000 shares of Common Stock owned in the name of Gilliland Group Family Partnership, of which Mr. Gilliland is a managing partner. Mr. Gilliland disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6) Mr. and Mrs. Hall hold a controlling interest in the general partner of Twenty-Two Ten, Ltd., a Texas limited partnership, which is the record owner of these shares.

(7) Includes 72,326 shares of Common Stock issuable upon the exercise of options granted to Mr. Hall under the Stock Option Plan, 50,000 of which are at an exercise price of $8.00 and 22,326 of which are at an exercise price of $8.0625, all of which options are currently exercisable.

(8) Includes 47,000 shares of Common Stock owned in the name of Gilliland Group Family Partnership, of which Mr. Hall is a managing partner. Mr. Hall disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(9) Includes 46,512 shares of Common Stock issuable upon the exercise of options granted to Mr. Spedding under the Stock Option Plan at an exercise price of $8.0625, which options are currently exercisable.

(10) Includes 29,985 shares of Common Stock issuable upon the exercise of options granted to Mr. Purser under the Stock Option Plan, 3,125 of which are at an exercise price of $.01 and 26,860 of which are at an exercise price of $8.0625, all of which options are currently exercisable.

(11) Includes 34,571 shares of Common Stock issuable upon the exercise of options granted to Mr. Holman under the Stock Option Plan at an exercise price of $8.0625, all of which options are currently exercisable.

(12) Includes 27,520 shares of Common Stock issuable upon the exercise of options granted to Mr. Corchado under the Stock Option Plan at an exercise price of $8.0625, which options are currently exercisable.

(13) Includes 21,163 shares of Common Stock issuable upon the exercise of options granted to Mr. Gaines under the Stock Option Plan at an exercise price of $8.0625, which options are currently exercisable.

(14) Includes 22,000 shares of Common Stock held in the Genevieve Currie Green Revocable Living Trust dated October 15, 1993, of which Mr. Green is the trustee, an aggregate of 14,100 owned of record by Mr. Green as custodian for several of his children under the Uniform Gifts to Minors Act, and 3,525 shares of Common Stock owned of record by Mr. Green's daughter. Mr. Green disclaims beneficial ownership with respect to these shares of Common Stock.

(15) Includes 20,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Green under the Stock Option Plan, 10,000 of which are at an exercise price of $8.0625 per share and 10,000 of which are at an exercise price of $8.00 per share, all of which options are currently exercisable.

(16) Includes 11,800 shares of Common Stock owned by The John H. Marmaduke Family Limited Partnership, which Mr. Marmaduke controls through voting control of the corporate general partner. Mr. Marmaduke disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(17) Includes 20,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Marmaduke under the Stock Option Plan, 10,000 of which are at an exercise price of $8.0625 per share and 10,000 of which are at an exercise price of $8.00 per share, all of which options are currently exercisable.

(18) As disclosed on the Schedule 13G filed by such beneficial owner, a copy of which was furnished to the Company.

                             ADDITIONAL INFORMATION

AUDITORS

    The Board of Directors selected Price Waterhouse LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 1998. The firm of Price Waterhouse LLP has been the independent auditors of the Company since the Company's inception. One or more representatives of Price Waterhouse LLP will be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORT COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of the Common Stock to file reports about their beneficial ownership of the Common Stock. Based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's directors, officers or owners of more than 10% of the Common Stock complied with all reporting requirements of Section 16(a) of the Exchange Act with respect to the year 1997, except Mr. Marmaduke who failed to timely file two Form 4's and Mr. Hall who failed to timely file one Form 4. Late reports were filed in each instance.

ANNUAL REPORT

    A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 has previously been sent or is concurrently being sent to stockholders of the Company. The Annual Report to Stockholders is not part of the proxy solicitation materials. The Company will provide without charge a copy of the Company's Annual Report on Form 10-K (without exhibits) to any stockholder upon written request to R. Wayne Moore, Secretary, 1201 S. Taylor, P.O. Box 750, Amarillo, Texas 79105.

STOCKHOLDER PROPOSALS

    Proposals that stockholders of the Company intend to present for inclusion in the Company's proxy statement and form of proxy with respect to the Company's 1999 Annual Meeting of Stockholders must be received by the Company at the address indicated on the first page of this Proxy Statement no later than December 10, 1998.

EXPENSE OF SOLICITATION

    The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling, and mailing the proxies and accompanying materials for this Annual Meeting, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy statements to their principals, will be paid by the Company. Morrow & Co., Inc. will assist the Company in the solicitation of proxies. It is estimated that the Company will pay approximately $3,000 in fees, plus expenses and disbursements, to Morrow & Co., Inc. for the Company's proxy solicitation services.

MISCELLANEOUS

    The information set forth in this Proxy Statement under the captions "Compensation Committee Report on Executive Officer Compensation" and "Performance Graph" shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that in any such filing the Company expressly so incorporates such information by reference, and (ii) "soliciting material" or to be "filed" with the Commission.

    Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Commission.

                                          By Order of the Board of Directors

                                          R. Wayne Moore

                                          SECRETARY

Amarillo, Texas
March 31, 1998

                        CROSS-CONTINENT AUTO RETAILERS, INC.

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 1998

     The undersigned, revoking any proxy heretofore given, hereby appoint(s) John W. Gaines and R. Wayne Moore, proxy of the undersigned with full power of substitution, to vote all of the shares of common stock, par value $.01 per share, of CROSS-CONTINENT AUTO RETAILERS, INC. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held at 2:00 p.m. local time, on Tuesday, May 12, 1998, at the Ambassador Hotel, San Jacinto Room, 3100 I-40 West, Amarillo, Texas and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as set forth on the Reverse Side hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN PROPOSAL 1.

     Please fill in, date, sign and mail this Proxy in the enclosed postage-paid return envelope.

     By signing and returning this Proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement
and of the Annual Report and
financial statements of the Company        CROSS-CONTINENT AUTO RETAILERS, INC.
preceding or accompanying the same.        P.O. BOX 11189
                                           NEW YORK, N.Y. 10203-0189

     Unless a contrary direction is
indicated, this Proxy will be vote
FOR the nominee listed in Proposal 1
as more specifically set forth in
the Proxy Statement; if specific
instructions are indicated, this
Proxy will be voted in accordance
therewith.

(Please Sign and Date on Reverse Side)

         /          /
  1.  Election of Directors   Nominee: John H. Marmaduke   FOR  /X/   WITHHOLD AUTHORITY   /X/

  2.  In their discretion, upon such other matters as properly come before the meeting.




                                                 PLEASE MARK IF YOU          /X/   CHANGE OF ADDRESS AND/  /X/
                                                 PLAN TO ATTEND THE MEETING        OR COMMENTS MARK HERE



                                                                 Please sign exactly as name appears hereon.  When
                                                                 signing as attorney, executor, administrator, trustee
                                                                 or guardian, please give full title as such.  If a
                                                                 corporation, please sign in full corporate name by
                                                                 President or other authorized officer.  If a partnership,
                                                                 please sign in partnership name by authorized person.
                                                                 If owned jointly, each owner should sign.

                                                                  Date:
                                                                       --------------------------------------------------

                                                                       --------------------------------------------------
                                                                                             Signature

                                                                       --------------------------------------------------
                                                                                             Signature

                                                                  Votes must be indicated   /X/
                                                                  (x) in Black or Blue ink.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)